UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 6, 2012

PHH CORPORATION

(Exact name of registrant as specified in its charter)

MARYLAND	1-7797	52-0551284
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

3000 Leadenhall Road

Mt. Laurel, New Jersey 08054

(Address of principal executive offices, including zip code)

(856) 917-1744

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07. Submission of Matters to a Vote of Security Holders.

On June 6, 2012, PHH Corporation (the “Company”) held its 2012 Annual Meeting of Stockholders (the “2012 Annual Meeting”).  Stockholders holding 53,242,401 shares of the Company’s common stock were present, in person or by proxy, at the 2012 Annual Meeting, representing approximately 94% of the 56,613,019 shares of the Company’s common stock that were issued and outstanding as of March 26, 2012, the record date for the 2012 Annual Meeting.

At the 2012 Annual Meeting, the Company’s stockholders (i) elected Messrs. James O. Egan, Allan Z. Loren and Gregory J. Parseghian as Class I directors, each to serve until the 2015 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified, or until their earlier death, retirement or resignation (the “Director Election Proposal”), with each of the foregoing directors having received more than 98% of the votes cast in respect of the Director Election Proposal; (ii) ratified the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012 (the “Ratification of Auditors Proposal”), with approximately 99% of the votes cast having been cast in favor of the Ratification of Auditors Proposal; and (iii) approved the compensation paid to the Company’s named executive officers as disclosed pursuant to Item 402 of Regulation S-K (the “Say on Pay Proposal”), with approximately 96% of the votes cast having been cast in favor of the Say on Pay Proposal.

Votes cast at the 2012 Annual Meeting were as follows:

	FOR	WITHHELD	AGAINST	ABSTAIN	BROKER NON-VOTES
Director Election Proposal:
James O. Egan	50,187,939	755,871	—	—	2,298,591
Allan Z. Loren	49,999,980	943,830	—	—	2,298,591
Gregory J. Parseghian	50,176,738	767,072	—	—	2,298,591

Ratification of Auditors Proposal:	52,585,990	—	505,796	150,615	—

Say on Pay Proposal:	48,878,044	—	512,119	1,553,647	2,298,591

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHH CORPORATION

	By:	/s/ William F. Brown
	Name:	William F. Brown
	Title:	Senior Vice President, General Counsel & Secretary

Dated June 8, 2012